Exhibit (j)(2)

The following resolutions were duly adopted by the Board of Trustees of the Registrant and have not been modified or rescinded.

WHEREAS:

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) has agreed to reduce the compensation payable under the management agreement between LMPFA and Legg Mason ETF Investment Trust (the “Trust”) on behalf of Legg Mason Global Infrastructure ETF (the “Fund”) in the amount presented in the materials at this meeting (the “Board Materials”); and

WHEREAS:

LMPFA has agreed to waive and/or reimburse management fees to the extent necessary to limit the Fund’s management fees (subject to the same exclusions as the management agreement) to the amount set forth in the Board Materials and as presented to and described at this meeting (“contractual waiver arrangement”); now, therefore, be it

RESOLVED:

That the reduction in the compensation payable under the management agreement between LMPFA and the Trust on behalf of the Fund in the amount presented at this meeting, with such changes and additions as the officers of the Trust, acting singly or jointly, on the advice of counsel or otherwise, may approve, be and hereby is approved, to be effective on or about May 4, 2018 (the “Effective Date”); and be it further

RESOLVED:

That the Board approves and agrees to the contractual waiver arrangement, which shall be implemented on the Effective Date and shall continue for the Fund until the date specified in the Board Materials; and be it further

RESOLVED:

That the officers of the Trust, acting singly or jointly, are hereby authorized, empowered and directed to update the Summary Prospectus, the Prospectus and the Statement of Additional Information, with such amendments or applicable filings to include such other revisions as the officers may deem appropriate; and be it further

RESOLVED:

That the Board authorizes the preparation and filing with the Securities and Exchange Commission of supplemental disclosure to the Fund’s registration statement describing the changes contemplated by the foregoing resolutions; and be it further

RESOLVED:

That the officers of the Trust are hereby authorized, empowered and directed to take any and all such further action, to execute and deliver any and all certificates, documents, agreements and instructions and any amendments or supplements thereto, and to perform such other acts as may be required and to take any and all steps deemed by them necessary or desirable to carry out the purpose and intent of and to consummate the actions contemplated by the foregoing resolutions.

LEGG MASON ETF INVESTMENT TRUST
Name of Fund	Expense Limit (%)	Expense Limit Expiration Date
Legg Mason Global Infrastructure ETF	0.40	02/29/20